Exhibit 99.21

ISSN 1718-8369

Volume 7, number 9	April 19, 2013
AS AT JANUARY 31, 2013

Highlights for January 2013

❑	Budgetary revenue in January amounts to $5.7 billion, up $586 million compared to last year. Own-source revenue amounts to $4.2 billion while federal transfers stand at $1.5 billion.

❑	Program spending amounts to $5.1 billion, up $308 million compared to last year.

❑	Debt service stands at $646 million, up $36 million compared to last year.

❑	Consolidated budgetary transactions show a surplus of $200 million for January 2013, compared with a deficit of $94 million for January 2012.

❑

Taking the $125 million deposited in the Generations Fund and the exclusion of the additional amount of $71 million related to the exceptional loss resulting from the closure of the Gentilly-2 nuclear power plant into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $146 million for January 2013.

On the basis of the cumulative results as at January 31, 2013, the budgetary balance, within the meaning of the Balanced Budget Act, amounts to a deficit of $1 361 million. As announced in the March 2013 Update on Québec’s Economic and Financial Situation, the budget deficit objective of $1 500 million for fiscal year 2012-2013 is maintained.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

	January			April to January			Update on Québec’s Economic and Financial Situation Spring 2013
	2012[1]	2013		2011-2012[1]	2012-2013		2012-2013		Forecast Growth %
BUDGETARY REVENUE

Own-source revenue	3 858	4 244	[2]	40 964	42 898	[2]	52 942	[2]	5.3

Federal transfers	1 295	1 495		12 595	12 680		15 710		3.1
Total	5 153	5 739		53 559	55 578		68 652		4.8

BUDGETARY EXPENDITURE

Program spending	-4 758	-5 066		-50 064	-51 168		-62 642		1.9

Debt service	-610	-646		-6 106	-6 459		-7 822		6.5
Total	-5 368	-5 712		-56 170	-57 627		-70 464		2.3

CONSOLIDATED ENTITIES[3]

Non-budget-funded bodies and special funds	64	144		663	873		462		—

Health and social services and education networks	-41	-25		-94	-185		-100		—

Generations Fund	98	125		648	754		936		—
Total	121	244		1 217	1 442		1 298		—
Contingency reserve	—	—		—	—		-50		—

Exceptional loss – closing of the Gentilly-2 generating station	—	-71		—	-1 876		-1 876		—

SURPLUS (DEFICIT)	-94	200		-1 394	-2 483		-2 440		—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund	-98	-125		-648	-754		-936		—

Exceptional loss – closing of the Gentilly-2 generating station[2,4]	—	71		—	1 876		1 876		—
BUDGETARY BALANCE WITHIN THE MEANING
OF THE BALANCED BUDGET ACT	-192	146		-2 042	-1 361		-1 500		—
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)

Excluding the exceptional loss of $1 876 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013 included in Hydro-Québec’s audited financial statements as at December 31, 2012. This represents an increase of $71 million over the $1 805 million shown in the Monthly Report of Financial Transactions as at September 30, 2012.

(3)	The details of these transactions by type of entity are shown on page 5 of this report.
(4)

Since this is a one-time event independent of the management of its day-to-day operations, the government announced, in Budget 2013-2014 of November 20, 2012, amendments to the Balanced Budget Act to exclude from the budgetary balance the exceptional loss resulting from the closure of the Gentilly-2 nuclear power plant.

Cumulative results as at January 31, 2013

Budgetary balance

❑	For the period from April 2012 to January 2013, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1 361 million.

❑

As mentioned in the March 2013 Update on Québec’s Economic and Financial Situation, the budget deficit forecast for fiscal year 2012-2013 is set at $1 500 million. The following items have a particular effect on the budgetary balance during the year:

—

the payment by the federal government, in January 2013, of $733 million corresponding to the first portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST). This amount, recognized evenly over the last three months of the fiscal year, will help reduce the deficit for fiscal year 2012-2013;

—

the additional cost of $407 million relating to payments of the solidarity tax credit during the first three months of 2012-2013, whereas no payment was made during the same period in 2011-2012, since this tax credit was only introduced on July 1, 2011. That contributes to increasing the deficit as at January 31;

—	a contingency reserve of $50 million.

Budgetary revenue

❑	As at January 31, 2013, budgetary revenue amounts to $55.6 billion, $2 019 million more than as at January 31, 2012.

—	Own-source revenue stands at $42.9 billion, $1 934 million more than at the same date last year.

—	Federal transfers amount to $12.7 billion, up $85 million compared to January 31, 2012.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $57.6 billion, an increase of $1 457 million, or 2.6%, compared to last year.

—	For the first 10 months of the fiscal year, program spending rose by $1 104 million, or 2.2%, and stands at $51.2 billion.

—	The most significant changes are in the Health and Social Services ($752 million) and the Education and Culture ($227 million) missions.

—	In comparison, the March 2013 Update on Québec’s Economic and Financial Situation stipulates growth of 1.9% for program spending in 2012-2013.

—	Debt service amounts to $6.5 billion, up $353 million or 5.8% compared to last year.

❑

The increase in program spending in January is attributable primarily to the payment of the 0.5% enhancement to the pay parameters of employees in the public and parapublic sectors linked to better economic performance in 2010. Moreover, measures have already been taken to meet the program spending growth objective.

Consolidated entities

❑	As at January 31, 2013, the net results of consolidated entities show a surplus of $1 442 million. These results include:

—	a surplus of $873 million for special funds and non-budget-funded bodies;

—	a $185-million deficit for the health and social services and the education networks;

—	revenue dedicated to the Generations Fund of $754 million.

Net financial requirements

❑

As at January 31, 2013, consolidated net financial requirements stand at $5.7 billion, a decrease of $1.0 billion compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	January				April to January
	2012[1]	2013		Change	2011-2012[1]	2012-2013		Change
BUDGETARY REVENUE

Own-source revenue	3 858	4 244	[2]	386	40 964	42 898	[2]	1 934

Federal transfers	1 295	1 495		200	12 595	12 680		85
Total	5 153	5 739		586	53 559	55 578		2 019

BUDGETARY EXPENDITURE

Program spending	-4 758	-5 066		-308	-50 064	-51 168		-1 104

Debt service	-610	-646		-36	-6 106	-6 459		-353
Total	-5 368	-5 712		-344	-56 170	-57 627		-1 457

CONSOLIDATED ENTITIES[3]

Non-budget-funded bodies and special funds	64	144		80	663	873		210

Health and social services and education networks	-41	-25		16	-94	-185		-91

Generations Fund	98	125		27	648	754		106
Total	121	244		123	1 217	1 442		225
Exceptional loss – Closing of Gentilly-2 nuclear generating station	—	-71		-71	—	-1 876		-1 876
SURPLUS (DEFICIT)	-94	200		294	-1 394	-2 483		-1 089

Consolidated non-budgetary requirements	1 710	1 717		7	-5 353	-3 246		2 107

CONSOLIDATED NET FINANCIAL REQUIREMENTS	1 616	1 917		301	-6 747	-5 729		1 018
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)

Excluding the exceptional loss of $1 876 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013 included in Hydro-Québec’s audited financial statements as at December 31, 2012. This represents an increase of $71 million over the $1 805 million shown in the Monthly Report of Financial Transactions as at September 30, 2012.

(3)	The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)	(Unaudited data)

	January				April to January
Revenue by source	2012[1]	2013		Change %	2011-2012[1]	2012-2013		Change %
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 174	1 478		25.9	15 610	15 813		1.3

Contributions to Health Services Fund	474	620		30.8	5 156	5 499		6.7

Corporate taxes	278	342		23.0	2 727	2 821		3.4

Consumption taxes	1 062	932		-12.2	12 093	13 231		9.4

Others sources	157	111		-29.3	1 610	1 542		-4.2
Total own-source revenue excluding government enterprises	3 145	3 483		10.7	37 196	38 906		4.6

Revenue from government enterprises	713	761	[2]	6.7	3 768	3 992	[2]	5.9
Total own-source revenue	3 858	4 244		10.0	40 964	42 898		4.7

Federal transfers

Equalization	651	616		-5.4	6 512	6 159		-5.4

Protection payment	30	30		—	307	302		-1.6

Health transfers	370	394		6.5	3 773	3 976		5.4

Transfers for post-secondary education and other social programs	128	121		-5.5	1 233	1 236		0.2

Other programs	116	90		-22.4	770	763		-0.9
Subtotal	1 295	1 251		-3.4	12 595	12 436		-1.3

Harmonization of the QST with the GST – Compensation	—	244		—	—	244		—
Total federal transfers	1 295	1 495		15.4	12 595	12 680		0.7
BUDGETARY REVENUE	5 153	5 739		11.4	53 559	55 578		3.8
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)

Excluding the exceptional loss of $1 876 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013 included in Hydro-Québec’s audited financial statements as at December 31, 2012. This represents an increase of $71 million over the $1 805 million shown in the Monthly Report of Financial Transactions as at September 30, 2012.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	January			April to January
Expenditures by mission	2012	2013	Change %	2011-2012	2012-2013	Change %
Program spending

Health and Social Services	2 191	2 364	7.9	23 904	24 656	3.1

Education and Culture	1 429	1 456	1.9	13 626	13 853	1.7

Economy and Environment	326	420	28.8	4 431	4 276	-3.5

Support for Individuals and Families	502	497	-1.0	5 038	5 128	1.8

Administration and Justice	310	329	6.1	3 065	3 255	6.2
Total program spending	4 758	5 066	6.5	50 064	51 168	2.2
Debt service	610	646	5.9	6 106	6 459	5.8
BUDGETARY EXPENDITURE	5 368	5 712	6.4	56 170	57 627	2.6

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES (millions of dollars)	(Unaudited data)

	January 2013
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	849	125	34	651	1 762	—	3 421	-1 737	1 684

EXPENDITURE

Expenditure	-570	—	-34	-651	-1 654	-25	-2 934	1 650	-1 284

Debt service	-148	—	—	—	-95	—	-243	87	-156

TOTAL	-718	—	-34	-651	-1 749	-25	-3 177	1 737	-1 440
RESULTS	131	125	—	—	13	-25	244	—	244

	April to January 2013
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	7 779	754	820	4 645	18 459	—	32 457	-17 887	14 570

EXPENDITURE

Expenditure	-5 614	—	-820	-4 645	-17 283	-185	-28 547	17 028	-11 519

Debt service	-1 506	—	—	—	-962	—	-2 468	859	-1 609

TOTAL	-7 120	—	-820	-4 645	-18 245	-185	-31 015	17 887	-13 128
RESULTS	659	754	—	—	214	-185	1 442	—	1 442
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances et de l’Économie at 418 646-3983.

The report is also available on the Ministère des Finances et de l’Économie website: www.finances.gouv.qc.ca.

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